Exhibit 99.1

Sientra® Reports Fourth Quarter and

Full Year 2015 Financial Results

All Sientra Products Returned to Market March 1, 2016

Highlights

•                  Independent third-party testing and analysis concludes Sientra implants continue to be safe choice for surgeons and patients

•                  Sales of FDA-approved product portfolio has been initiated as of March 1st

•                  Acquires bioCorneum® advanced silicone gel scar management therapy for $7.0 million

•                  $112.8 million cash and cash equivalents as of December 31, 2015

Santa Barbara, CA — March 9, 2016 — Sientra, Inc. (NASDAQ: SIEN) (“Sientra” or the “Company”), a medical aesthetics company, today announced its financial results for the fourth quarter and full year ended December 31, 2015.

Jeffrey Nugent, Chairman and Chief Executive Officer of Sientra, said, “We are very pleased to announce that as of March 1st, 2016, all Sientra products, including all breast implant products, have returned to the U.S. market. Our market re-entry decision was based on an extensive and detailed independent third party review of our finished goods inventory, which concluded Sientra implants continue to be a safe choice for both our surgeons and their patients, consistent with their FDA approval status in 2012.”

Mr. Nugent continued, “In terms of our return to market, we are proceeding quickly but responsibly in our approach. Our Plastic Surgery Consultants (PSCs) have begun educating accounts on the results of our testing and reconfirming our strong clinical data, while providing the same high levels of customer service to which our board-certified plastic surgeons are accustomed. In addition, our PSCs are working diligently to solidify the trust and support of all our physician partners during this important phase of our market re-entry.  While our relaunch is still in the early stages, we are pleased with the level of positive reception from surgeons thus far.   We look forward to accelerating these commercial activities which we will continue in parallel with our focused efforts to secure a stable manufacturing supply chain that ensures uninterrupted access to our differentiated product portfolio.”

Mr. Nugent concluded, “Last, we are excited to announce today our acquisition of the exclusive rights in the United States to bioCorneum, a portfolio of advanced silicone gel scar management products. These best-in-class, complementary products offer board-certified plastic surgeons a clinically proven treatment for post-surgical scar management.  We view the integration of bioCorneum into our sales efforts over the coming weeks as an important step in diversifying our business. Our highly experienced aesthetics sales force will continue to aggressively seek out additional aesthetics solutions that uniquely meet our surgeons’ needs, provide sales force leverage at the plastic surgeon call point and bring scale to our business.”

Fourth Quarter 2015 Financial Review

Total net sales for the fourth quarter ended December 31, 2015 were $1.5 million, compared to total net sales of $12.1 million for the same period in 2014. The decrease was driven by the decision to voluntarily put a temporary hold on sales of Silimed-manufactured products.

Gross profit for the fourth quarter of 2015 was $1.0 million, or 64.4% of net sales, compared to gross profit of $8.9 million, or 73.5% of net sales, for the same period in 2014. The decrease in gross profit and gross margin was driven primarily by lower net sales and greater fixed overhead as a percentage of net sales in the quarter.

Operating expenses for the fourth quarter of 2015 were $29.2 million, an increase of $17.8 million or 157.2%, compared to operating expenses of $11.4 million for the same period in 2014.  The increase is primarily due to the goodwill impairment of $14.3 million.  Further increases were due to an increase in product development costs, transition costs for certain former executives, and outside legal counsel costs.

Net loss for the fourth quarter of 2015 was $28.3 million, compared to $3.2 million for the same period in 2014.

Full Year 2015 Financial Review

Total net sales for the year ended December 31, 2015 were $38.1 million, a decrease of 14.8% compared to total net sales of $44.7 million for the same period in 2014.  The decrease was driven by the decision to voluntarily put a temporary hold on sales of Silimed-manufactured products.

Gross profit for the year ended December 31, 2015 was $27.5 million, or 72.0% of net sales, compared to gross profit of $33.2 million, or 74.3% of net sales, for the same period in 2014. The decrease in gross margin was primarily due to an incremental reserve for inventory obsolescence recorded for product that is estimated to expire prior to being sold, greater fixed overhead as a percentage of net sales and manufacturing costs increases.

Operating expenses for the year ended December 31, 2015 were $66.0 million, an increase of $27.0 million or 69.1%, compared to operating expenses of $39.0 million for the same period in 2014.  The increase is primarily due to the goodwill impairment of $14.3 million.  Further increases were due to greater employee related expenses, product development costs, expenses related to operating as a public company and outside legal counsel costs.

Net loss for the year ended December 31, 2015 was $41.2 million, compared to $5.8 million for the same period in 2014.

The Company had $112.8 million in cash and cash equivalents as of December 31, 2015.

Separately, Sientra today announced in a separate press release its acquisition from Enaltus, LLC of the bioCorneum® advanced silicone scar treatment for $7.0 million in cash, adding to Sientra’s portfolio a best in-class, highly efficacious scar therapy supported by extensive clinical studies.

Conference Call

Sientra will hold a conference call on Wednesday, March 9, 2016 at 1:30 p.m. PT/4:30 p.m. ET to discuss the results. The dial-in numbers are (844) 464-3933 for domestic callers and (765) 507-2612 for international callers. The conference ID is 49938904.  A live webcast of the conference call will be available on the Investor Relations section of the Company’s website at www.sientra.com.

A replay of the call will be available starting on March 9, 2016 at 4:30 p.m. PT/7:30 p.m. ET, through March 10, 2016 at 8:59 p.m. PT/11:59 p.m. ET.  To access the replay, dial (855) 859-2056 for domestic callers and (404) 537-3406 for international callers, and use the replay conference ID 49938904.  The webcast will be available on the Investor Relations section of the Company’s website for 30 days following the completion of the call.

About Sientra

Headquartered in Santa Barbara, California, Sientra is a medical aesthetics company committed to making a difference in patients’ lives by enhancing their body image, growing their self-esteem and restoring their confidence. The Company was founded to provide greater choice to board-certified plastic surgeons and patients in need of medical aesthetics products. The Company has developed a broad portfolio of products with technologically differentiated characteristics, supported by independent laboratory testing and strong clinical trial outcomes. The Company sells its breast implants and breast tissue expanders exclusively to board-certified and board-admissible plastic surgeons and tailors its customer service offerings to their specific needs. The Company also offers a range of other aesthetic and specialty products.

Forward- looking statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, based on management’s current assumptions and expectations of future events and trends, which affect or may affect the Company’s business, strategy, operations or financial performance, and actual results may differ materially from those expressed or implied in such statements due to numerous risks and uncertainties.  Forward-looking statements include, but are not limited to, statements regarding the success of the Company’s market re-entry, including the reception of such re-entry among its physician partners, the Company’s efforts to secure a stable manufacturing supply chain that ensures uninterrupted access to its product portfolio, and the experience of its aesthetics sales force, and such statements are subject to risks and uncertainties.  Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Risk Factors section of Sientra’s most recently filed Quarterly Report on Form 10-Q and and its Annual Report on Form 10-K for the year ended December 31, 2015 which Sientra expects to file with the Securities and Exchange Commission on or before March 10, 2016.  All statements other than statements of historical fact are forward-looking statements. The words ‘‘believe,’’ ‘‘may,’’ ‘‘might,’’ ‘‘could,’’ ‘‘will,’’ ‘‘aim,’’ ‘‘estimate,’’ ‘‘continue,’’ ‘‘anticipate,’’ ‘‘intend,’’ ‘‘expect,’’ ‘‘plan,’’ or the negative of those terms, and similar expressions that convey uncertainty of future events or outcomes are intended to identify estimates, projections and other forward-looking statements. Estimates, projections and other forward-looking statements speak only as of the date they were made, and, except to the extent required by law, the Company undertakes no obligation to update or review any estimate, projection or forward-looking statement.

Investor Contacts:

The Ruth Group

Nick Laudico / Brandon Vazquez

(646) 536-7030 / (646) 536-7032

IR@Sientra.com

SIENTRA, INC.

Condensed Balance Sheets

(In thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$112,801	$96,729
Accounts receivable, net	4,249	5,198
Inventories, net	20,602	20,174
Prepaid expenses and other current assets	1,473	1,782
Total current assets	139,125	123,883
Property and equipment, net	1,404	555
Goodwill	—	14,278
Other intangible assets, net	53	114
Other assets	223	248
Total assets	$140,805	$139,078
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$—	$3,757
Accounts payable	4,069	2,589
Accrued and other current liabilities	6,959	5,772
Customer deposits	9,488	8,614
Total current liabilities	20,516	20,732
Long-term debt, net of current portion	—	21,671
Warranty reserve and other long-term liabilities	1,418	1,036
Total liabilities	21,934	43,439
Stockholders’ equity:
Total stockholders’ equity	118,871	95,639
Total liabilities and stockholders’ equity	$140,805	$139,078

SIENTRA, INC.

Condensed Statements of Operations

(In thousands, except per share and share amounts)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net sales	$1,537	$12,116	$38,106	$44,733
Cost of goods sold	547	3,213	10,654	11,500
Gross profit	990	8,903	27,452	33,233
Operating expenses:
Sales and marketing	5,675	7,025	25,762	23,599
Research and development	2,304	1,156	7,199	4,707
General and administrative	6,933	3,170	18,738	10,712
Goodwill impairment	14,278	—	14,278	—
Total operating expenses	29,190	11,351	65,977	39,018
Loss from operations	(28,200)	(2,448)	(38,525)	(5,785)
Other (expense) income, net:
Interest income	13	—	32	—
Interest expense	(149)	(665)	(3,097)	(2,172)
Other income (expense), net	86	(84)	360	2,146
Total other (expense) income, net	(50)	(749)	(2,705)	(26)
Loss before income taxes	(28,250)	(3,197)	(41,230)	(5,811)
Income taxes	—	—	—	—
Net loss	$(28,250)	$(3,197)	$(41,230)	$(5,811)
Basic and diluted net loss per share attributable to common stockholders	$(1.57)	$(0.34)	$(2.61)	$(2.28)
Weighted average outstanding common shares used for net loss per share attributable to common stockholders:
Basic and diluted	17,993,400	9,479,339	15,770,972	2,545,371